Exhibit 99.1

DESIGN WITHIN REACH ADOPTS STOCKHOLDER RIGHTS PLAN

SAN FRANCISCO— (Business Wire) —May 24, 2006— Design Within Reach, Inc. (NASDAQ: DWRI), an integrated multi-channel provider of distinctive modern design furnishings and accessories, today announced that the Board of Directors of the Company has adopted a Stockholder Rights Plan. The Rights Plan is intended to enable all of the Company stockholders to realize the long-term value of their investments in the Company. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in 2016.

Pursuant to the Rights Plan, the Company’s Board declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company’s common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $50.00. The Company’s Board will be entitled to redeem the Rights at $0.001 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other potentially abusive tactics to gain control of the Company, while not foreclosing a fair acquisition bid for the Company.

If a person becomes an “Acquiring Person,” each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of shares of the Company’s common stock having a market value at that time of twice the Right’s exercise price, other than Rights held by the Acquiring Person which will become void and will not be exercisable. An “Acquiring Person” is defined as a person who acquires 15% or more of the outstanding common stock of the Company. If , as of May 23, 2006, any person is the beneficial owner of 15% or more of the outstanding common stock, such person will not be or become an “Acquiring Person” unless and until such time as such person becomes the beneficial owner of one or more additional shares of common stock of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of common stock in shares of common stock or pursuant to a split or subdivision of the outstanding common stock), unless, upon becoming the beneficial owner of such additional shares of common stock, such person is not then the beneficial owner of 15% or more of the outstanding common stock.

If the Company is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at that time of twice the Right’s exercise price.

The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on June 2, 2006. The Rights distribution is not taxable to stockholders.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to maintain profitability. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Quarterly Report on Form 10-Q for the first quarter of fiscal year 2006, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

Contact:	Ken La Honta
Design Within Reach, Inc.
klahonta@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 395-2215